Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
	1000 LOUISIANA, SUITE 6800 HOUSTON, TEXAS 77002-5026 ______	FIRM/AFFILIATE OFFICES ____
	TEL: (713) 655-5100 FAX: (713) 655-5200 www.skadden.com	BOSTON CHICAGO LOS ANGELES NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON ____
	January 22, 2021	BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE TOKYO TORONTO
Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, Oklahoma 73102

Re:     Devon Energy Corporation

                           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Devon Energy Corporation, a Delaware corporation (the “Company”), in connection with the resale by the selling stockholder identified on Schedule A hereto (the “Selling Stockholder”) of up to an aggregate of 78,978,289 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”). The Shares were previously issued to the Selling Stockholder in connection with the Agreement and Plan of Merger, dated as of September 26, 2020, by and among the Company, East Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and WPX Energy, Inc., a Delaware corporation (the “Merger Agreement”).

On the request of the Company, this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we examined and relied upon the following:

(a)    the registration statement on Form S-3 (File No. 333-236951) of the Company relating to Common Stock filed on March 6, 2020, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Devon Energy Corporation

January 22, 2021

(b)    the prospectus, dated March 6, 2020 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)    the prospectus supplement, dated January 22, 2021 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)    a copy of the Merger Agreement;

(e)    an executed copy of a certificate of Edward Highberger, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)    a copy of the Company’s certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g)    a copy of the bylaws of the Company, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(h)    a copy of certain resolutions adopted by the Board of Directors of the Company, adopted on September 26, 2020 and January 5, 2021, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials.

Devon Energy Corporation

January 22, 2021

In rendering the opinion stated herein, we have also assumed that: (i) the Company received the consideration for the Shares set forth in the Merger Agreement and the applicable board resolutions, (ii) the issuance of the Shares has been registered in the Company’s share registry and (iii) the issuance of the Shares did not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2019).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

FEB

Schedule A

Selling Stockholder	Total Number of Shares to be Sold
Felix Investments Holdings II, LLC	78,978,289